INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Number 33-27303 on Form S-4, in Registration Statement Number 33-42500 on Form S-8, in Registration Statement Number 33-42553 on Form S-8, in Registration Statement Number 33-42499 on Form S-8, and in Registration Statement Number 33-53046 on Form S-3, of our report (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for income taxes) dated February 23, 1994, appearing in and incorporated by reference in this Annual Report on Form 10-K of Dillard Department Stores, Inc. and subsidiaries for the year ended January 29, 1994.



/s/ DELOITTE & TOUCHE

New York, New York
April 28, 1994